Exhibit 3.266

CERTIFICATE OF LIMITED PARTNERSHIP

OF

PLANTATION GENERAL HOSPITAL, L.P.

(a Delaware limited partnership)

The undersigned, desiring to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code Ann. Section 17-102 et seq. (the “Act”), does hereby certify, pursuant to Section 17-201(a) of the Act, as follows:

1. Name.

The name of the limited partnership (the “Partnership”) is Plantation General Hospital, LP.

2. Nature of Business.

The business to be conducted by the Partnership shall be to lease and operate Plantation General Hospital, an acute care hospital, located in Plantation, Florida, and to carry on any and all activities necessary, proper, convenient or advisable in connection therewith.

3. Registered Office and Agent.

The address of the Partnership’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Partnership’s registered agent for service of process at that address is The Corporation Trust Company. A copy of the Partnership’s Certificate of Limited Partnership shall be maintained at the Partnership’s registered office for the reference of all partners.

4. General Partner.

The name and place of business of the general partner of the Partnership are Hospital Development & Service Corp, 401 N.W. 42nd Avenue, Plantation, Florida 53317.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of Plantation General Hospital, L.P. as of September 7, 1988.

GENERAL PARTNER:

HOSPITAL DEVELOPMENT & SERVICE CORP., a Florida corporation

By:
Title: Vice President

Sworn to and subscribed this 7th day of September, 1988

/s/ Vickie R. Beard
Notary Public My Commission Expires 1/10/89

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